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Exhibit 2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") made as of the            day of November, 2002,

AMONG:	GOALTIMER INTERNATIONAL, INC., a Colorado corporation with an office at Suite 300, 24843 Del Prado, Dana Beach, California
(hereinafter "GoalTimer")
AND:	CYBER TECHNOLOGY GROUP HOLDINGS LTD., a British Virgin Islands corporation with an office at Unit 16-1(b), Canefield Industrial Estate, Canefield, Commonwealth of Dominica, West Indies
(hereinafter "Cyber")
AND:	RAYMOND CHIEN HUA CHOU, principal shareholder of Cyber Technology Group Holdings Ltd.
(the "Cyber Principal Shareholder")
(collectively the "Parties")

WHEREAS:

A.
The Boards of Directors of each of GoalTimer and Cyber have determined that it is in the best interests of GoalTimer and Cyber and their respective shareholders that GoalTimer acquire Cyber through a plan of exchange under the laws of Colorado (the "Share Exchange"), and in furtherance thereof have approved this Agreement and the transactions contemplated hereby.

B.
Pursuant to the Share Exchange, and subject to the terms of this Agreement, GoalTimer will acquire 100% of the issued and outstanding shares in the capital of Cyber, all in exchange for 60,000,000 new investment shares of common stock in GoalTimer.

C.
This Agreement contemplates that GoalTimer will consolidate its issued and outstanding share capital on a 1 for 11 share basis. GoalTimer will also settle outstanding debt through the issuance of shares, and obtain the agreement of certain shareholders to cancel shares and stock options. All the foregoing steps are to occur prior to or concurrent with the closing of the Share Exchange. Upon closing, the resulting company will have 100 million common shares issued and outstanding.

D.
The Cyber Principal Shareholder wishes to confirm his desire, subject to the terms and conditions of this Agreement, to effect the Share Exchange and the agreement to deliver his shares of Cyber to GoalTimer on closing thereof, and otherwise to assist GoalTimer and Cyber in completing the Share Exchange as contemplated herein.

THE PARTIES hereby agree as follows:

1.
RECITALS The above recitals are incorporated into and shall form part of this Agreement.

2.
DEFINITIONS

2.1
"Agreement" means this share exchange agreement and all of its attached exhibits and schedules; "hereof," "hereto," "herein" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section or paragraph; "Section," "paragraph" or "clause" means and refers to the specified article, section, paragraph or clause of this Agreement;

2.2
"Business" means the business presently and heretofore carried on by Cyber or intended to be acquired, relating generally to Cyber's business plan;

2.3
"Closing" means the completion of the sale and purchase of the Cyber Shares by the transfer and delivery of documents of transfer of title in exchange for the GoalTimer Exchange Shares and completion of other transactions contemplated hereby;

2.4
"Closing Date" means December 22, 2002 or such other date as the Parties may agree as to the date upon which the Closing shall take place;

2.5
"Closing Time" means 4:00 p.m. Pacific Standard Time on the Closing Date or such other time on the Closing Date as the Parties may agree;

2.6
"Confidential Information" means any information exchanged by the Parties, including but not limited to trade secrets, know-how, formulas, processes, data, software codes, network configuration and rights-of-way, drawings, proprietary information, customer lists, prices, and any non-public information which concerns the business and operations of a party to this Agreement, and shall also include any information exchanged pursuant to this Agreement;

2.7
"Cyber" has the meaning set forth in the preface above, and for the purposes of the representations, warranties, covenants and agreements herein, includes its subsidiaries if any;

2.8
"Cyber Principal Shareholder" has the meaning set forth in the preface above;

2.9
"Cyber Shareholders" means the holders of record of the Cyber Shares;

2.10
"Cyber Shares" means all of the issued and outstanding shares in the common stock of Cyber as at the Closing, which is currently at 50,000,000 common shares;

2.11
"GAAP" means generally accepted accounting principles in the United States, as the context requires or as otherwise indicated, consistently applied as in effect from time to time;

2.12
"GoalTimer" has the meaning set forth in the preface above;

2.13
"GoalTimer Exchange Shares" means 60,000,000 new investment shares in the capital of GoalTimer to be issued to the Cyber Shareholders in exchange for the Cyber Shares on the basis of 1.2 GoalTimer Exchange Shares for each Cyber Share;

2.14
"Liens" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to those which may arise under any contracts;

2.15
"Organizational Documents" refers to the articles, bylaws, memorandum, certificate of formation or any charter or similar document adopted or filed by the corporation prepared in connection with the creation, formation or organization of a corporation entity;

2.16
"Parties" has the meaning set forth in the preface above;

2.17
"Person" means any natural person, corporation, firm, partnership, association, company, trust, business trust, government, governmental agency or any other entity;

2.18
"SEC" means the United States Securities and Exchange Commission;

2.19
"Securities Act" means collectively the United States Federal Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

2.20
"Share Exchange" has the meaning described in the above recitals hereto;

2.21
"Tax" means any tax levied by federal, state, local or foreign governments on income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not;

3.     SCHEDULES AND EXHIBITS

        3.1    The following are the Schedules and Exhibits annexed hereto and form part of this Agreement:

Schedule 4.1 —	Form of Cyber Agreement to exchange Cyber Shares for GoalTimer Exchange Shares
Schedule 7.4 —	Financial Statements of GoalTimer

4.     SHARE EXCHANGE

        4.1    The Share Exchange.    Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, the Cyber Shareholders will sell to GoalTimer, and GoalTimer will purchase all right, title and interest in and to the Cyber Shares by way of the issuance of 60,000,000 GoalTimer Exchange Shares by GoalTimer to the Cyber Shareholders, such shares to be issued to the Cyber Shareholders pro-rata to their ownership interest in the Cyber Shares. It is acknowledged and agreed by GoalTimer and Cyber that the Share Exchange will be made on a voluntary basis by Cyber Shareholders, and that Cyber and the Cyber Principal Shareholder will use their best efforts to obtain the agreement of the Cyber Shareholders, as to the sale of their Cyber Shares, in the form attached hereto as Schedule 4.1, and the delivery of the Cyber Shares in proper transferable form to GoalTimer on the Closing.

        4.2    Tendered Cyber Shares.    Notwithstanding the foregoing, the obligation of Cyber and the Cyber Principal Shareholder to complete the share exchange and related transactions hereunder is subject to the Cyber Shareholders collectively agreeing to tender to Cyber 100% of the issued and outstanding shares in Cyber.

        4.3    Securities Laws Issues.    GoalTimer will issue the GoalTimer Exchange Shares pursuant to an exemption from registration under Section 4(2) of the Securities Act, and Regulation D and Regulation S promulgated under the Securities Act. Such shares when issued will constitute "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and in which case the certificates representing the GoalTimer Exchange Shares will bear the appropriate restrictive legend.

        4.4    Tax Treatment.    The Parties are responsible for obtaining their own tax advice respecting the tax consequences of the transactions contemplated hereunder. It is the intention of the parties hereto that the Share Exchange qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

        4.5    Principal Shareholder.    The Cyber Principal Shareholder hereby agrees with GoalTimer that on Closing he will deliver the certificates representing the Cyber Shares beneficially and legally held by him, in proper transferable form, to GoalTimer. The Cyber Principal Shareholder further agrees to vote in favour of the transactions contemplated hereunder, or any one of such transactions, where any shareholder vote is held for such purpose, and to otherwise co-operate with GoalTimer and Cyber in the consummation of the transactions contemplated in this Agreement.

        4.6    GoalTimer Stock Options.    GoalTimer agrees to terminate all outstanding GoalTimer Stock Options and to otherwise obtain the written consent of the holders of such stock options to the termination thereof.

        4.7    Transfers by Cyber Principal Shareholder.    As from the date of this Agreement and prior to the Closing, the Cyber Principal Shareholder may transfer all or part of the Cyber Shares held by him for the purpose of tax and estate planning, provided that any transferee will agree to be bound in writing to the terms of this agreement applicable to the Cyber Principal Shareholder.

        4.8    Closing.    The Closing shall take place at the Closing Time at the offices of Morton & Company, or at such other time and place as may be agreed to by Cyber and GoalTimer.

        4.9    Further Assurances.    Each of the Parties will co-operate with the other and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

5.     REPRESENTATIONS AND WARRANTIES OF THE CYBER PRINCIPAL SHAREHOLDER

        5.1    Right to Sell.    The Cyber Principal Shareholder, with respect to the Cyber Shares held by him, represents and warrants that he is the sole registered and beneficial owner of such Cyber Shares, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights, or other encumbrances whatsoever, and no person, firm or corporation other than GoalTimer now or at Closing will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the Cyber Shares held by them or any interest therein.

        5.2    Due Authorization.    The Cyber Principal Shareholder represents and warrants that he is legally competent to enter into this agreement, that he has all necessary power, authority and capacity to enter into this Agreement and to perform the obligations hereunder. The Cyber Principal Shareholder represents that he has either sought legal counsel independent of legal counsel for Cyber or GoalTimer for purposes of review and advice concerning this Agreement or has hereby intentionally waived such legal counsel.

        5.3    Valid and Binding Obligation.    This Agreement when executed will constitute the legal, valid, and binding obligation of the Cyber Principal Shareholder, enforceable against the Cyber Principal Shareholder in accordance with its terms.

        5.4    Purchase for Own Account.    The Cyber Principal Shareholder is acquiring the GoalTimer Exchange Shares for investment purposes for its own account, and not as nominee or agent, and not with a view to the resale or distribution of any part thereof.

6.     REPRESENTATIONS OF CYBER & CYBER PRINCIPAL SHAREHOLDER

        6.1    U.S. Restrictions on Resale.    The Cyber Principal Shareholder and Cyber are aware that there are restrictions and limitations on the ability to resell the GoalTimer Exchange Shares pursuant to the provisions of Rule 144 promulgated under the Securities Act ("Rule 144") which have the effect of permitting limited resales in the U.S. of the GoalTimer Exchange Shares subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares of common stock of GoalTimer, the availability of certain current public information about the GoalTimer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations;

        6.2    Share Certificate Legends.    It is acknowledged and agreed by the Cyber Principal Shareholder and Cyber that the certificates evidencing the GoalTimer Exchange Shares may bear one or more legends in substantially the following form, as well as any other legend required by the laws of any applicable jurisdiction, and that GoalTimer need not record a transfer of the GoalTimer Exchange Shares, unless the conditions specified in any applicable legends are satisfied:

  These securities have not been registered under the Securities Act of 1933 and may not be transferred, sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an exemption from the requirement that the securities be registered.

7.     REPRESENTATIONS AND WARRANTIES OF CYBER

        7.1    Due Authorization.    Cyber has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been, and on the Closing Date will have been, duly authorized by all necessary company action on the part of Cyber. This Agreement when executed constitutes, and on the Closing Date will constitute legal, valid and binding obligations of Cyber, enforceable against Cyber in accordance with its terms.

        7.2    Organization and Good Standing.    Cyber is a corporation, duly incorporated, duly organized, validly existing, and in good standing under the laws of the British Virgin Islands, and has all necessary power, authority and capacity to carry on the Business as presently conducted by it.

        7.3    Conflicts.    The entering into and performance of this Agreement and the agreements and other instruments contemplated herein will not conflict with the Organizational Documents of Cyber, or any contract or other obligation of Cyber.

        7.4    Financial Statements.    Cyber represents and warrants to GoalTimer that the audited financial statements of Cyber for the year ended December 31, 2001, receipt of a copy of which is acknowledged by GoalTimer, are prepared in accordance with GAAP and are true, correct, and complete to the best of Cyber's knowledge.

        7.5    Capital Structure.    The authorized capital of Cyber consists of 200 million common shares, of which 50,000,000 shares are currently issued and outstanding as fully paid and non-assessable shares, and no other class of shares are authorized or issued and outstanding.

        7.6    Books and Records.    The books of account, minute books, capitalization record books, and other records of Cyber, all of which will be made available for inspection by GoalTimer prior to Closing, are, to the best of Cyber's knowledge, complete and correct and have been maintained in accordance with sound business practices, are not false, misleading, or fail to state a material facts nor are they based on any misrepresentations of any officers or directors of Cyber.

        7.7    No Undisclosed Liabilities.    Except to the extent reflected or reserved against in the Financial Statements (including the notes thereto), or incurred subsequent to the date thereof in the ordinary course of business. Cyber does not have any material outstanding indebtedness or any material liabilities or obligations (whether accrued, determinable, absolute, contingent or otherwise).

        7.8    Taxes.    Cyber has filed or caused to be filed, on a timely basis since inception, all federal, provincial, municipal or local tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable legal requirements. All tax returns filed by (including any on a consolidated basis) Cyber are true, correct, and complete.

        7.9    Litigation and Claims.    There is no suit, action, litigation, labour grievance or complaint, investigation, or administrative, governmental, arbitration or other proceeding, in progress, or to the best knowledge and belief of Cyber pending or threatened against or relating to Cyber, or affecting its respective properties or the Business.

        7.10    Compliance with Law.    To the best of Cyber's knowledge, Cyber is, as of the date of execution of this Agreement, and will be as of the Closing Date, in full compliance with any applicable law, ordinance, or regulation that is or was applicable to Cyber or to the conduct or operation of their business or the ownership or use of any of their assets.

8.     REPRESENTATIONS OF GOALTIMER

        8.1    Due Authorization.    GoalTimer has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its respective obligations hereunder. This Agreement when executed constitutes, and on the Closing Date will constitute legal, valid and binding obligations of GoalTimer, enforceable against GoalTimer in accordance with its terms.

        8.2    Organization and Good Standing.    GoalTimer is a corporation, duly incorporated, duly organized, validly existing, and in good standing under the laws of Colorado. GoalTimer will deliver to Cyber on request, prior to Closing, copies of its Organizational Documents as currently in effect.

        8.3    Assets and Liabilities.    GoalTimer represents and warrants to Cyber that GoalTimer is in the business of seeking an acquisition target and completing an acquisition thereof and, other than as disclosed in the GoalTimer Financial Statements, or in writing delivered to Cyber and its legal counsel, GoalTimer has no assets or liabilities, whether contingent or otherwise.

        8.4    Share Issuances.    As at the date of this Agreement the issued and outstanding share capital of GoalTimer consists of 3,445,358 shares of common stock, and other than the GoalTimer Stock Options that will be cancelled per section 4.7, no other securities of GoalTimer are outstanding.

        8.5    Books and Records.    The books of account, minute books, capitalization record books, and other records of GoalTimer, all of which will be made available to Cyber prior to Closing, are, to the best of GoalTimer's knowledge, complete and correct and have been maintained in accordance with sound business practices, are not false, misleading, or fail to state a material fact nor are they based on any misrepresentations of any officers or directors of GoalTimer.

        8.6    Litigation and Claims.    There is no suit, action, litigation, labour grievance or complaint, investigation, or administrative, governmental, arbitration or other proceeding in progress, pending or threatened against or relating to GoalTimer.

        8.7    Full Disclosure.    No representation or warranty of GoalTimer in this Agreement contains any untrue statement or omits to state a material fact.

        8.8    Officers, Directors and Employees.    GoalTimer has the officers and directors disclosed in its last Form 10K-SB filed with the SEC for the year ended December 31, 2001, and has no employees.

        8.9    Compliance with Law.    To the best of GoalTimer's knowledge, GoalTimer is, as of the date of execution of this Agreement, and will be as of the Closing Date, in full compliance with any applicable law, ordinance, or regulation that is or was applicable to GoalTimer or to the conduct or operation of their business or the ownership or use any of their assets. GoalTimer has not received any notice or other correspondence, whether written or oral, from any governmental body or any other person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable law, or (b) any actual, alleged, possible, or potential obligation on the part of any GoalTimer entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        8.10    Regulatory Filings.    GoalTimer has made all required filings with the SEC and such filings when made were true and accurate. All required filings, including annual returns, filed with the State of Colorado are current and accurate and GoalTimer is in good standing therewith.

        8.11    Debt and Form S-8.    All debt recorded on the balance sheet of GoalTimer is bona fide and incurred for value received. Where prior to closing, debt for services rendered is being settled by way of agreements and share issuances, the debt results from a bona fide employee benefit plan as defined in Form S-8.

        8.12    Financial Statements.    GoalTimer represents and warrants to Cyber that the audited financial statements of GoalTimer for the year ended December 31, 2001 and the interim period ended September 30, 2002, all as filed with the SEC, are prepared in accordance with GAAP and are true, correct, and complete.

        8.13    Taxes.    GoalTimer has filed or caused to be filed, on a timely basis since inception, all federal, provincial, municipal or local tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable legal requirements. All tax returns filed by (including any on a consolidated basis) GoalTimer are true, correct, and complete.

9.     CONDITIONS PRECEDENT TO THE PERFORMANCE BY GOALTIMER AND CYBER OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

        9.1    GoalTimer's Conditions.    The obligation of GoalTimer to complete the purchase of the Cyber Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of GoalTimer and may be waived by GoalTimer in whole or in part):

          (a)    Due Diligence Review.    The completion by GoalTimer of, to its satisfaction acting reasonably, a due diligence review of the affairs and business of Cyber, such review to be concluded on or before December 15, 2002, and all matters arising therefrom having been resolved prior to the Closing Time.

          (b)    Truth and Accuracy of Representations of Cyber at Closing Time.    All of the representations and warranties of Cyber and the Cyber Principal Shareholder made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

          (c)    Performance of Obligations.    Cyber shall have complied with and performed in all respects its obligations, covenants and agreements herein.

          (d)    Approvals.    The Board of Directors and where required by applicable corporate law or Organization Documents, the shareholders, of Cyber by proper and sufficient vote respectively, shall have approved this Agreement and the transactions contemplated hereby.

          (e)    Regulatory Filings.    Cyber shall have made all necessary filings required to give legal validity to the Share Exchange, including any filings required pursuant to the laws of British Virgin Islands.

          (f)    Restrictions.    Cyber shall not have received notice of any order, ruling judgment or decree in effect which would enjoin or prohibit the Share Exchange.

        9.2    Non-Performance of Conditions for the Benefit of GoalTimer.    In the event that any of the conditions set forth in Section 9.1 shall not be fulfilled and/or performed at or before the Closing

Time, GoalTimer may terminate this Agreement by notice in writing to Cyber, and GoalTimer shall thereupon be released from all obligations under this Agreement and Cyber shall also be released from all obligations under this Agreement, provided any of the conditions may be waived in whole or in part by GoalTimer at any time without prejudice to its right of termination in the event of a non-fulfillment and/or non-performance of any other condition or conditions, any such waiver to be binding upon GoalTimer only if the same is in writing.

        9.3    Cyber's Conditions.    The obligation of Cyber to complete the Share Exchange hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Cyber and may be waived by Cyber in whole or in part):

          (a)    Truth and Accuracy of Representations of GoalTimer at Closing Time.    All of the representations and warranties of GoalTimer made in this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

          (b)    Approvals.    The Board of Directors and the shareholders, of GoalTimer, by proper and sufficient vote respectively, shall have approved this Agreement and the transactions contemplated hereby.

          (c)    Regulatory Filings.    GoalTimer shall have made all necessary filings required to give legal validity to the Share Exchange, including any filings required pursuant to the laws of the State of Colorado and the Securities Act or the U.S. Securities and Exchange Act of 1934.

          (d)    Share Consolidation.    GoalTimer shall have obtained all requisite shareholder and regulatory approval and otherwise completed a consolidation of its share capital on a 11 old share for each new share basis (the "Share Consolidation").

          (e)    Settlement of Debt.    GoalTimer shall have obtained the agreement of its creditors to the issuance shares of common stock of GoalTimer to settle all outstanding debt as recorded on the financial statements of GoalTimer (the "Debt Settlement"), such that on Closing, GoalTimer shall have no liabilities or debt, contingent or otherwise. Any payments by GoalTimer required to keep GoalTimer in good standing with state and federal corporate and securities regulators require prior approval of Cyber in writing.

          (f)    Registration.    GoalTimer shall have filed an effective registration statement on Form S-8 registering the debt settlement shares where such shares are eligible for registration, and such filing shall be in strict compliance with the requirements for reliance on Form S-8.

          (g)    Cancellation of Shares.    GoalTimer shall have obtained the agreement from shareholders to the cancellation of the necessary number of shares of its common stock and stock options, such that the issued and outstanding share capital of GoalTimer immediately prior to Closing shall be 40,000,000 shares of common stock and without any outstanding stock options. GoalTimer will provide a schedule of issuances and cancellations, whether pursuant to share splits, share cancellations, debt settlement or otherwise, as necessary to indicate the steps GoalTimer will take to arrive at 40,000,000 shares prior to Closing.

          (h)    Due Diligence.    Cyber and its legal counsel shall have been provided with all requested information, including but not limited to Organizational Minutes, financial statements, regulatory filings, agreements and other documentation as may be requested without limitation, as necessary to conduct a full due diligence investigation of GoalTimer, including all documentation in support of the share consolidation, debt settlement, Form S-8 registration statement and share cancellation described above. Any or all issues arising from Cyber's due diligence investigations or review of

  GoalTimer will result in this condition precedent not being satisfied unless such issues are specifically waived by Cyber or resolved to the sole satisfaction of Cyber, with no obligation on the part of Cyber to act reasonably in agreeing to waive or be satisfied by any resolution to issues arising from due diligence investigations. Such due diligence investigations will include Cyber being satisfied as to the identities of the registered and beneficial shareholders of GoalTimer immediately prior to Closing and on Closing and the restrictions applicable to trades on the outstanding shares.

        9.4    Non-Performance of Conditions for the Benefit of Cyber.    In the event that any of the conditions set forth in Section 9.3 shall not be fulfilled and/or performed at or before the Closing Time, Cyber may terminate this Agreement by notice in writing to GoalTimer, and Cyber and the Cyber Principal Shareholder shall thereupon be released from all obligations under this Agreement and GoalTimer shall also be released from all obligations under this Agreement, provided any of the conditions may be waived in whole or in part by Cyber at any time without prejudice to its right of termination in the event of a non-fulfillment and/or non-performance of any other condition or conditions, any such waiver to be binding upon Cyber only if the same is in writing.

10.   COVENANTS

        10.1    Covenants of Cyber.    Cyber covenants and agrees to do the following:

          (a)    Conduct Business in Ordinary Course.    Except as otherwise contemplated or permitted by this Agreement, to cause Cyber during the period from the date of this Agreement to the Closing, to conduct the Business in the ordinary and usual course thereto and not to enter into any transaction or do any thing which, if effected before the date of this Agreement, would constitute or would cause a material breach of the covenants, representations and warranties contained herein.

          (b)    Investigations.    To permit GoalTimer and its employees, agents, counsel and accountants or other representatives, between the date hereof and the Closing Time, to have access during normal business hours to the books, accounts, records and other data of Cyber and to furnish to GoalTimer such financial and operating data and other information with respect to the Business, legal condition, properties and assets of Cyber as GoalTimer shall from time to time consider necessary or desirable to enable confirmation of the matters represented, warranted and covenanted herein.

          (c)    Additional Securities.    Except as contemplated in this Agreement, Cyber agrees not to issue any shares or any securities or rights convertible into or giving a right to acquire shares of Cyber unless the person to whom the shares or securities are to be issued agrees in writing to be bound by the terms of this Agreement as applicable to such securities.

          (d)    Correctness of Representations and Warranties.    Cyber shall cause each of the covenants, representations and warranties of Cyber contained herein to remain true and correct until and at each of the Closing Date and the Closing Time.

          (e)    Further Assurances.    Cyber, from time to time after the Closing, at GoalTimer's request, will execute, acknowledge and deliver to GoalTimer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as GoalTimer may reasonably require in order to better enable GoalTimer to complete, perform or discharge any of its duties hereunder.

          (f)    Non-Public Information; Public Announcements.    Until the Closing Date, none of the Cyber Principal Shareholder or Cyber, any of their affiliates or any person acting on their behalf shall furnish or cause to be furnished any non-public information concerning this Agreement to any Person (other than GoalTimer and its agents and representatives), other than in the ordinary course of business or pursuant to applicable law and after prior written notice to GoalTimer. Except as required by applicable law, Cyber shall not, and they shall not permit any of their affiliates or any person acting on their behalf to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of GoalTimer.

          (g)    Board Approval.    Cyber shall obtain the adoption and approval of this Agreement and the transactions contemplated thereby from its Board of Directors.

        10.2    Covenants of GoalTimer.    GoalTimer covenants and agrees to do the following:

          (a)    Confidentiality.    In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, GoalTimer will use its best efforts to keep confidential any Confidential Information (unless in the public domain) obtained from Cyber. If this Agreement is so terminated, promptly after such termination, all documents, working papers and other written material obtained from one party in connection with this Agreement and not theretofore made public (including all copies thereof), shall upon request be returned to the party which provided such material or, in lieu thereof, a certificate in writing confirming that the Confidential Information in question has been destroyed.

          (b)    Correctness of Representations and Warranties.    GoalTimer shall cause each of the covenants, representations and warranties of GoalTimer contained herein to remain true and correct until the Closing Time.

          (c)    Approval.    GoalTimer shall use best efforts to obtain the ratification, adoption and approval of this Agreement and the stock issuances and transactions contemplated hereby from its Board of Directors and shareholders or as otherwise required by Colorado laws and in accordance with any requirements of the Securities Act or the U.S. Securities and Exchange Act of 1934.

          (d)    Regulatory Filings.    GoalTimer shall continue to make all filings with the SEC and the State of Colorado required under law, and as necessary to keep GoalTimer current in its filing obligations therewith.

11.   CLOSING

        11.1    Date and Location of Closing.    The Closing of the transactions contemplated in this Agreement shall occur at the Closing Time at the offices of Morton & Company, or such other date, time and location agreed to by Cyber and GoalTimer.

        11.2    Closing Deliveries of Cyber.    At the Closing Time, Cyber and the Cyber Principal Shareholder, shall deliver to GoalTimer:

  (a)
  share certificates representing the Cyber Shares duly endorsed for transfer to GoalTimer along with agreements in the form set out in Schedule 4.1 duly signed by the Cyber Shareholders; and

  (b)
  copies of resolutions of the directors of Cyber authorizing and approving the transfer of the Cyber Shares, registration thereof in the name of GoalTimer, the issuance of a new share certificate therefore in the name of GoalTimer, and entry of the name and address of GoalTimer into the register of members of the Company; and

  (c)
  certified copies of resolutions of the directors of Cyber as are to be passed to authorize the execution, delivery and implementation of this Agreement and all related transactions and documents.

        11.3    Closing Deliveries of GoalTimer.    At the Time of Closing, GoalTimer shall deliver to Cyber the following:

  (a)
  share certificates representing the GoalTimer Exchange Shares in the names of the Cyber Shareholders, such shareholdings to be provided by Cyber on or prior to the Closing;

  (b)
  certified copies of resolutions of the director(s) of GoalTimer authorizing and approving the Share Exchange, issuance of the GoalTimer Exchange Shares, registration of the Cyber Shareholders on the register of members of GoalTimer, and the issuance of the new share certificates representing such GoalTimer Exchange Shares;

  (c)
  certified copies of all Colorado state regulatory filings required to effect the Share Exchange;

  (d)
  certified copies of the shareholder resolution approving the Share Exchange;

  (e)
  all corporate records and books of account of GoalTimer, including without limitation, the Organizational Documents and minute books;

  (f)
  the consent of the auditor of GoalTimer to providing access to the auditor of Cyber to all audit files and records in its possession relating to GoalTimer;

  (g)
  certified copies of such resolutions of the director(s) of GoalTimer as are to be passed to authorize the execution, delivery and implementation of this Agreement and of all related transactions and documents as they pertain to GoalTimer;

  (h)
  certified copies of resolutions of the director(s) of GoalTimer appointing the nominees of Cyber as officers and directors effective upon Closing;

  (i)
  signed resignations of each director and officer of GoalTimer along with the signed resignations or termination agreements of each management companies, consultant or employee;

  (j)
  copies of the agreement of GoalTimer option holders to the cancellation of their GoalTimer Stock Options, as provided in this Agreement;

  (k)
  if requested by Cyber, a certificate of the officers of GoalTimer certifying the truth and accuracy of the representations and warranties herein, and compliance with the conditions precedent herein; and

  (l)
  an opinion of legal counsel qualified in corporate and securities laws of the United States and the applicable states therein, that the Share Consolidation, Debt Settlement and Form S-8 registration statement are all prepared and completed in accordance with laws applicable to such actions, and that the shares registered under the Form S-8 are, to the best of their knowledge, validly issued, fully paid, and non-assessable, and that GoalTimer is in good standing under such state and federal corporate and securities laws, and such other opinions as may reasonably be requested in order to satisfy Cyber's understanding of the status of GoalTimer on Closing.

12.   ADDITIONAL TERMS

        12.1    Further Acts.    Each of the Parties will co-operate with the other and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

        12.2    Termination.    Except as otherwise provided in this Agreement, this Agreement may be terminated in any of the following manners: (i) GoalTimer and Cyber may terminate this Agreement without further liability by consent in writing signed by both GoalTimer and Cyber, or (ii) unilaterally by any party upon any due diligence issue continuing unresolved for at least 10 days after notice to the other party of such issue, or (iii) unilaterally upon non-performance of a condition precedent, or breach of a covenant or representation and warranty that is not waived by the non-breaching parties, or (iv) if the Closing does not occur on or before that date which is 120 days from the date of this Agreement subject to extension agreed to in writing by GoalTimer and Cyber.

        12.3    Costs of Transactions.    Each party will be responsible for their own costs associated with the transactions contemplated in this agreement.

        12.4    Waiver.    Any term of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, upon the authority of the board of directors or manager(s) of such party, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of any other term or condition hereof. Any of the terms or provisions of this Agreement may be amended or modified at anytime by mutual agreement in writing executed upon the sole authority of the board of directors or manager(s) of each party.

        12.5    Survival of Representations, Warranties and Covenants of Cyber.    The representations, warranties and covenants of Cyber, GoalTimer, and the Cyber Principal Shareholders contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of GoalTimer for a period of 1 year from the Closing.

        12.6    Enurement and Assignment.    This Agreement shall be binding upon and enure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations contained in this Agreement without the prior approval of the other Parties.

        12.7    Legal Advice.    Cyber, Cyber Principal Shareholder and GoalTimer expressly agree and acknowledge that each Party has had the opportunity to seek the advice of its own counsel at its own expense for the legality and tax effects of this transaction and is not relying on any representations or of the other party or their agents. Each Party agrees to hold the other harmless for any representations or comments with regards to the legality and tax effects of this transaction.

        12.8    Whole Agreement.    This Agreement constitutes and contains the entire agreement of the Parties, and supersedes any and all prior negotiations, correspondence, understandings, and agreements between the Parties.

        12.9    Notice.    Any notice, request, demand, claim, instruction, or other document to be given to any Party pursuant to this Agreement shall be in writing delivered personally or sent by mail, registered or certified, postage fully prepaid to the address of such Party noted on the cover page above, and if to the Cyber Principal Shareholder, the address of Cyber shall be used. Any party may give any notice, request, demand, claim, instruction, or other document under this section using any other means (including expedited courier, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, instruction, or other document shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change its address for purposes of this section by giving notice of the change of address to the other party in the manner provided in this section.

        12.10    Validity.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        12.11    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        12.12    Signatures.    This Agreement may be executed in any number of counterparts, and delivered by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

        12.13    Applicable Law.    This Agreement shall be construed in accordance with its terms and the laws of the State of Colorado.

        12.14    Exhibits and Schedules.    The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

15.0    SIGNATURES: IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties effective the date noted above:

GOALTIMER INTERNATIONAL, INC.
By:
Authorized Signatory
Print Name
CYBER TECHNOLOGY GROUP HOLDINGS, LTD.
By:
Authorized Signatory Raymond Chien Hua Chou
RAYMOND CHIEN HUA CHOU
By:

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  Exhibit 2